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                                                                   Exhibit 10.20
                       PROMISSORY NOTE OF MS ACQUISITION
                              Dated April 14, 1998


THE SECURITY REPRESENTED BY THIS NOTE WAS ORIGINALLY ISSUED ON APRIL 14, 1998, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW. THIS NOTE MAY NOT BE RESOLD OR TRANSFERRED, IN WHOLE OR IN PART, UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS.

                          MS ACQUISITION CORP.
                            Promissory Note


April 14, 1998                                                         $[______]
New York, New York


     FOR VALUE RECEIVED, MS ACQUISITION CORP., a Delaware corporation (the "Company"), promises to pay to [_______________] or his, her or its registered successor or assigns (each a "Holder") , the principal sum of [____________] ($[________]), as such sum may be decreased by prepayments made pursuant to
Section 3 below, on October 14, 1999 (the "Maturity Date"), all in accordance with the provisions of this Note.

     This note is one of the promissory notes required to be issued pursuant to
Section 2.02 of the Stock Purchase Agreement dated as of April 3, 1998 among the Company, Societe Financiere de Developpement Industriel et Technologique and the other parties set forth on the signature pages thereto (as the same may be amended, supplemented or modified from time to time, the "Purchase Agreement"). This note and any notes issued upon registration of transfer or exchange of this Note or any of the aforementioned notes are collectively referred to herein as the "Notes".


     1. Interest. In the event that he Company has not consummated a Qualifying Offering (as defined below) on or prior to April 14, 1999 (the "Accrual Date"), interest will accrue on the principal amount of this Note from and after the Accrual Date at the LIBOR Rate (as defined below) plus two percent (2%) per annum. If applicable, the Company will pay interest in arrears on the 14th day of April and October of each year, beginning October 14, 1999, and on the Maturity Date ( each, an "Interest Period").

         "LIBOR Rate" as used herein shall mean, with respect of any applicable Interest Period, the rate per annum (rounded upwards if necessary to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m., London Time, by the principal London branch of Citibank. N.A. two (2) banking days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for an Interest Period, and in an amount equal to the aggregate principal amount of the Notes outstanding during such Interest Period.

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          "Qualifying Offering" as used herein shall mean the consummation of an underwritten primary or secondary public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 193, as amended, as a result of which (i) (together with all similar previous public offerings) at least $50 million of aggregate net proceeds are raised for the Company, and (ii) the Common Stock is listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any successor thereto.

     2. Method of Payment. Subject to the next sentence, the Company will pay the principal of, and interest on, this Note in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company shall make all payments of principal of and interest on this Note, subject to any applicable withholding tax or similar withholding, by wire transfer of immediately available funds to the account specified by Holder in a written notice to the Company delivered at least two business days prior to such payment date; provided that the Company may pay interest amounts if less than $10,000 by check payable in such money and may mail an interest check to the Holder's registered address.

     If a payment date is a legal holiday in the State of New York or Paris, France, payment shall be made on the next succeeding business day.

     3.    Mandatory and Optional Prepayments.

           (a) The Company, at its option, may prepay all or portion of the outstanding principal amount of the Notes at any time and from time to time pro rata among all Notes at 100% of the portion of the principal amount of the Notes being prepaid plus accrued but un unpaid interest thereon on the prepayment date.

           (b) Immediately upon (i) the consummation of a Qualifying Offering,
(ii) the consummation of a Sale of the Company (as defined below) pursuant to the clause (i) of the definition of "Sale of the Company" or (iii) the distribution of any proceeds from a Sale of the Company to the stockholders of the Company pursuant to clause (ii) of the definition of "Sale of the Company", the Company shall prepay all of the principal amount of the Notes plus accrued but unpaid interest thereon on the prepayment date. "Sale of the Company" as used herein shall mean the sale of the Company (wether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or a series of related transactions to a Person or Persons pursuant to which such Persons acquires (i) securities representing at least a majority of the voting power of all securities of the Company, assuming the conversion, exchange or exercise of all or substantially all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the business or assets of the Company and its Subsidiaries. The terms "Affiliate", "Associate", "Person", "Sofedit Stockholder", "Sofedit Institutional Stockholder"and "Subsidiary" have the respective meanings ascribed thereto in
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the Stockholders Agreement dated as of April 9, 1998 by and among the Company and its stockholders, as in effect on the date of execution thereof.

           (c) In the event that the Company prepays less than all the outstanding principal amount of this Note under subsection (a) above, the Company shall deliver to Holder upon such prepayment a replacement note, dated the date thereof, of like tenor representing the remaining outstanding principal amount hereof and any accrued but unpaid interest thereon. Any prepayment of less than all of the outstanding principal amount of this Note pursuant to this
Section 3 will be made pro rata among the registered Holders of the Notes on the basis of the outstanding principal amount of the Notes then held by each such Holder. From and after the date of any prepayment of this Note, interest shall cease to accrue on the portion of this Note so prepaid.

     4. Notice of Prepayment. Notice of any prepayment of this note pursuant to Section 3(a) will be delivered at least 15 days but not more than 60 days before the prepayment date to Holder at the address specified in Section 10 hereof.

     5. Repayment. The Company will repay this Note on the Maturity Date at 100% of the then outstanding principal amount of this Note plus accrued but unpaid interest thereon to such date.

     6.    Transfers.

           (a) This Note will not be sold, assigned, pledged, hypothecated or otherwise transferred, in whole or in part to any Person without the prior written consent of the Company; provided, however, that (i) this Note may be sold, assigned or otherwise transferred by the Holder to any Person who has issued a Note upon the closing of the Purchase Agreement and (ii) upon ten (10) days prior written notice to the Company, this Note may be pledged by the Holder to any bank or other financial institution as collateral for money borrowed by the Holder.

           (b) Each Note surrendered for registration of a permitted transfer shall be duly endorsed, or shall be accompanied by a written instrument of transfer duly executed, by the registered holder of a such Note or his, her or its attorney duly authorized in writing. The Note issued upon such transfer shall bear the restrictive legend set forth in paragraph (c) below.

           (c) Each Note will be stamped or otherwise imprinted with a legend in capital letters and otherwise in substantially the following form:

            "THE SECURITY REPRESENTED BY THIS NOTE WAS ORIGINALLY ISSUED ON APRIL 14, 1998, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE RESOLD OR TRANSFERRED, IN WHOLE OR IN PART, UNLESS REGISTERED

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            OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF
            1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS."

     7. Amendments and Waivers. The terms of the Notes may be amended, modified or supplemented by the Company with the consent of the registered holders of a majority of the then outstanding principal amount of the Notes, and any existing default may be waived with the consent of the registered holders of the majority of the then outstanding principal amount of the Notes; provided, however, that without the consent of the registered holders of at least two-thirds (2/3) of the then outstanding principal amounts of the Notes, the interest rate on this Note may not be reduced, the principal amount of this Note may not be reduced, the date when interest or principal under this Note becomes due and payable may not be changed and this Section 7 may not be amended, modified or supplemented.

     8.    Defaults and Remedies.

           (a) An "Event of Default" shall occur if:

           (i) the Company defaults in the payment of interest on this Note when the same becomes due and payable, and the default continues for a period of 15 days;

           (ii) the Company defaults in the payment of principal of this Note when the same becomes due and payable;

           (iii) the 11 7/8 % Senior Notes Due 2007 issued by Aetna Industries, Inc. under that certain Indenture dated as of August 13, 1996 become due and payable prior to their scheduled maturity;

           (iv) the Company, pursuant to or within the meaning of any Bankruptcy Law:

                (A) commences a voluntary case or consents to the entry of any receivership, liquidation, reorganization, adjustment, composition or other similar case or proceeding, relative to the Company or to its creditors, as such or its assets;

                (B) is subject to any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and wether or not involving insolvency or bankruptcy;

                (C) consents to the appointment of a custodian of it or for all or substantially all of its property;

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           (D) makes a general assignment for the benefit of its
           creditors or any other marshaling of assets and liabilities of the Company; or

                (E) generally is unable to pay its debts as the same become due; and

           (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                (A) is for relief against the Company in an involuntary case;

                (B) appoints a custodian of the Company or for all or substantially all of the property of the Company ;or;

                (C) orders the liquidation of the Company;

                 and, in each case, the order or decree remains unstayed and in effect for 60 days.

                 The term 'Bankruptcy Law" means Title 11 of the United States Code and any similar federal or state law for the relief of debtors. The terms "Custodian" means any receiver, trustee, assignee, liquidator or similar official under the Bankruptcy Law.

           (b) If an Event of Default (other than an Event of Default specified in clause (iv) or (v) of Section 8(a)) occurs and is continuing, the registered holders of at least two-third (2/3) of the then outstanding principal amount of the Notes, by five business days prior written notice to the Company, may declare the unpaid principal of and accrued interest on all the Notes to be due and payable. If such Event of Default is not cured or waived within the passage of such five business days, such acceleration shall become effective, and such unpaid principal and interest shall thereupon become due and payable. If an Event of Default specified in clause (iv) or (v) of Section 8(a) occurs, the unpaid principal of and interest on all Notes shall forthwith become and be immediately due and payable without any declaration or other act on the part of any registered holder of Notes. The registered holders of a majority of the then outstanding principal amount of the Notes may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and all existing Events of Default have been cured or waived except nonpayment of principal, interest or any other amount that has become due solely because of the acceleration.

           (c) If an Event of Default occurs and is continuing, the registered holders of at least two-thirds ( 2/3) of the then outstanding principal amount of the Notes may pursue any available remedy to collect the principal of and interest on the Notes or to enforce the performance of any provision of the Notes.

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           (d) The holders of at least two-thirds (2/3) of the then outstanding principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy then available.

           9. No Recourse Against Others. A director, officer, employee or stockholder of the Company, as such, shall not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. Holder and each other holder hereof, by accepting this Note, waives and releases all such liability. The waiver and release set forth in this Section 9 are part of the consideration for the issuance of this Note.

           10. Place of Payment. Payments of principal and interest in respect of this Note, and notices given by the Company pursuant to the provisions of this Note, are to be delivered at the address set forth on Annex 1 hereto, or to such other address or to the attention of such other Person as specified by Holder by prior written notice to the Company.

           11. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

           12. Costs. The Company will pay out-of-pocket costs and expenses of collection, including reasonable attorneys' fees and costs, incurred or paid by the Holder of this Note, enforcing this Note or the obligations evidenced hereby.

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           IN WITNESS WHEREOF, the Company has executed and delivered this Note of the date first above written.



                                                            MS ACQUISITION CORP.


                                      By: ___________________
                                      Name:
                                      Title: